Exhibit 99

FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE

February 3, 2004

Contact:

Hans Ganz, President and CEO

Phone: (619) 691-1519

FIRST PACTRUST BANCORP, INC. ANNOUNCES

4th QUARTER EARNINGS

Chula Vista, CA – February 3, 2004 – (NASDAQ – FPTB) – First PacTrust Bancorp, Inc., the holding company for Pacific Trust Bank, announced earnings of $1.1 million for the quarter ended December 31, 2003 compared to $750 thousand for the prior year quarter. First PacTrust Bancorp reported basic and diluted earnings per share of $.24 for the quarter ended December 31, 2003 compared to $.15 in the prior year’s quarter.

For the year ended December 31, 2003, First PacTrust Bancorp reported net income of $4.1 million, an increase of $1.5 million or 56% compared to net income of $2.6 million for the year ended December 31, 2002. First PacTrust Bancorp reported basic and diluted earnings per share of $.86 and $.85 for the twelve months ended December 31, 2003.

Net interest income for the year ended December 31, 2003 increased $4.8 million or 35.3% to $18.6 million as compared to $13.7 million for the prior year. Total interest income increased $5.9 million to $27.7 million for the year ended December 31, 2003 from $21.8 million for the prior year. This resulted from a $178.2 million increase in the average balance of loans receivable from $325.9 million at December 31, 2002 to $504.1 million at December 31, 2003 at lower interest rates. During the fourth quarter, total interest income increased to $7.6 million from $5.9 million in the prior year’s quarter reflecting increased loans outstanding at lower interest rates.

Total interest expense increased to $9.2 million from $8.1 million in the prior year resulting from increased FHLB advances and growth in deposits partially offset by a decline in cost of funds. Interest expense increased $690 thousand to $2.5 million from $1.9 million in the prior year’s quarter, primarily resulting from an increase in FHLB advances.

The allowance for loan losses was $4.2 million or .72% of total loans at December 31, 2003 compared to $3.0 million or .74% of total loans at December 31, 2002. The increase in the allowance for loan losses is primarily due to the net increase in loans outstanding.

Noninterest income increased $300 thousand to $1.3 million for the year ended December 31, 2003 from $1.0 million for the prior year. This increase resulted primarily from an increase in prepayment fees on loans and increased volume of customer service fees. Noninterest income was $333 thousand for quarter ended December 31, 2003, increasing only $66 thousand over the prior year quarter.

Noninterest expense increased to $11.5 million for the year ended December 31, 2003 from $9.0 million in the prior year. Significant contributing factors were increased compensation and benefits expense due to the granting of stock awards in April 2003, an increase in number of employees related to the opening of a new branch and increased loan activity, increased advertising expense, and increased data processing expense.

Noninterest expense increased $702 thousand to $3.2 million for the quarter ended December 31, 2003 from $2.5 million over the prior year quarter as a result of the factors discussed above.

Total assets increased by $164.0 million, or 35.7%, to $624.0 million at December 31, 2003 from $459.9 million at December 31, 2002. The increase reflected growth primarily in loans receivable of $183.5 million, funded by an increase in deposits of $110.2 million and an additional $56.9 million in advances from the Federal Home Loan Bank.

Stockholders’ equity decreased $4.3 million to $84.5 million at December 31, 2003 from $88.9 million at December 31, 2002. The decrease resulted from the purchase of 398,600 shares of treasury stock for $8.1 million, the payment of dividends of $1.3 million, increased net income of $4.1 million and ESOP and stock awards earned totaling $1.2 million.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with eight branches serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	December 31, 2003	December 31, 2002
	(In thousands)
Selected Financial Condition Data
Total assets	$623,964	$459,917
Cash and cash equivalents	11,575	11,506
Loans receivable, net	587,251	403,732
Securities available for sale	6,419	18,733
Deposits	389,925	279,714
Advances from Federal Home Loan Bank	147,000	90,100
Stockholders’ equity	84,539	88,881

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
	(In thousands)
Selected Operations Data
Total interest income	$7,578	$5,887	$27,721	$21,834
Total interest expense	2,546	1,856	9,159	8,110

Net interest income	5,032	4,031	18,562	13,724
Provision for loan losses	209	401	1,272	1,109

Net interest income after provision for loan losses	4,823	3,630	17,290	12,615
Noninterest income	333	268	1,281	1,007
Noninterest expense	3,210	2,508	11,510	9,029

Income before taxes	1,946	1,390	7,061	4,593
Income tax provision	818	640	2,960	1,957

Net income	$1,128	$750	$4,101	$2,636

Earnings per share
Basic (1)	$.24	$.15	$.86	$.23

Diluted (1)	$.24	$.15	$.85	$.23

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Selected Financial Ratios (2)
Return on average assets	.74%	.68%	.74%	.66%
Return on average equity	5.25	3.39	4.66	5.08
General and administrative expenses to average assets	2.09	2.29	2.09	2.26
Efficiency ratio	59.83	58.34	58.01	61.29
Net interest margin	3.38	3.95	3.49	3.71

	As of December 31, 2003	As of December 31, 2002
Non-performing assets to total assets	.00%	.01%
Number of shares outstanding	4,796,897	4,909,120

(1)	Earnings per share of $.23 was reported for the period ended December 31, 2002 and was calculated beginning with the date of conversion, August 22, 2002, and, therefore, approximately four months of earnings was reported.
(2)	All applicable quarterly ratios reflect annualized figures.